EXHIBIT 99.1


News From:

Stewart & Stevenson
Corporate Headquarters
P.O. Box 1637
Houston, TX  77251-1637


FOR IMMEDIATE RELEASE:


 STEWART & STEVENSON REACHES AGREEMENT WITH GENERAL ELECTRIC
          REGARDING SALE OF GAS TURBINE OPERATIONS


HOUSTON, TX - OCTOBER 19, 1998- STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment, is pleased to announce that it has reached agreement with General Electric Company regarding adjustments to the purchase price and other matters relating to the sale of Stewart & Stevenson's Gas Turbine Operations to GE. The sale of the Gas Turbine Operations, which closed earlier this year, provided for the payment by GE of $600 million to Stewart & Stevenson, subject to post-closing adjustment for the value of the net assets, completion of backlog contracts and other matters. Today's settlement will require Stewart & Stevenson to pay GE $84 million and will result in an after tax charge to earnings from discontinued operations, net of disposition accruals, of approximately $20 million or $.71 per share for the third quarter ending October 31, 1998. After adjustment, the sale of the Gas Turbine Operations resulted in net proceeds to Stewart & Stevenson of $516 million and an after tax gain of approximately
$41.3 million or $1.25 per share.



Contact:

David R. Stewart, Treasurer
Phone:  713-868-7657
Fax:    713-863-1519
HTTP:   //www.ssss.com